EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Numbers 2-94326, 33-10030, 33-20568, 333-37805, 333-37807, 333-84717, 333-52694, 333-60506, 333-60516, 333-82328, 333-100414, 333-105756, 333-105759, and 333-140662) and on Form S-3 (File Numbers 33-53699, 333-41304, 333-84952, and 333-86476) of Stifel Financial Corp. of our report dated April 19, 2007 relating to the financial statements of Ryan Beck Holdings, Inc. and subsidiaries, which appears in the Current Report on Form 8 K/A of Stifel Financial Corp dated May 4, 2007.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

May 4, 2007